EXHIBIT (J)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference and inclusion in this Post-Effective Amendment No. 119 to the registration statement on Form N-1A of Ivy Fund (File No. 2-17613) (the "Registration Statement") of our report dated March 15, 2000 on the Statement of Assets and Liabilities of the Ivy International Growth Fund, formerly Ivy Next Wave Internet Fund, which report appears in such Registration Statement. We also consent to the reference to us under the heading "Auditors" in such Registration Statement.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
December 28, 2000


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                                                         Exhibit (J), cont'd

[PricewaterhouseCoopers letterhead]

               Report of Independent Certified Public Accountants

To the Board of Trustees and
Shareholders of Ivy Fund

In our opinion, the accompanying statement of assets and liabilities presents fairly, in all material respects, the financial position of the Ivy Next Wave Internet Fund (the "Fund") at March 14, 2000, in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Fund's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP


Fort Lauderdale, Florida
March 15, 2000